EXHIBIT 11 -- SCHEDULE OF COMPUTATION OF NET EARNINGS PER SHARE



                                            YEAR ENDED JUNE 30,
                                   -------------------------------------
                                      2002          2001         2000
                                   ----------    ----------   ----------
Net income(loss)                   $ (241,434)   $ (794,679)  $  495,758
BASIC
Weighted average number of          7,456,181     7,524,913    7,408,821
  shares outstanding
  during the year
Basic income (loss) per share:
  Net income (loss)                $    (0.03)   $    (0.11)  $     0.07
                                   ==========    ==========   ==========
DILUTED
Weighted average number of          7,456,181     7,524,913    7,408,821
  shares outstanding
  during the year
Effect of dilutive securities:
  Common stock equivalent
    shares (determined
    using the "treasury stock"
    method representing shares
    issuable upon exercise
    of common stock options                --            --        2,278
                                   ----------    ----------   ----------
  Weighted average number of
    shares used in calculation
    of diluted earnings per         7,456,181      7,524,913   7,411,099
    share                          ==========    ===========  ==========

Diluted income (loss) per share:
    Net income (loss)              $    (0.03)   $     (0.11) $     0.07
                                   ==========    ===========  ==========